Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278212

July 16, 2024

PROSPECTUS SUPPLEMENT NO. 4

Up to 1,436,339 Ordinary Shares

This prospectus supplement amends the prospectus dated April 19, 2024 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, and registered with the Cayman Islands Registrar of Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by (i) YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 1,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (“Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of February 10, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “SEPA”) and (y) 9,091 Ordinary Shares (the “Initial Commitment Shares”) issued to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the SEPA, (ii) Michael Joseph, a shareholder of the Company, of up to 313,635 (“Joseph Ordinary Shares”) that consist of (x) 142,562 Ordinary Shares and (y) 171,073 Ordinary Shares underlying certain outstanding warrants held by Mr. Joseph (“Joseph Warrants”), in each case issued to Mr. Joseph in connection with the consummation of the Business Combination (as defined in the Prospectus) and (iii) certain non-U.S. investors (the “PIPE Investors”, and together with Michael Joseph and Yorkville, the “Selling Shareholders”) of up to 122,704 Ordinary Shares issued to the PIPE Investors in connection with a private placement offering of Ordinary Shares (the “PIPE”) in February and March 2024.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s two separate current reports on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2024, which are restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “ZAPP.” The closing price of the Ordinary Shares on Nasdaq on July 15, 2024 was $11.80 per share.

Readers are advised that the share count and per share information in this prospectus supplement reflect a 1-for-20 share capital consolidation (the “Reverse Stock Split”) approved at the Company’s annual general meeting on April 11, 2024, and which was effective as of the opening of trading on the Nasdaq on April 23, 2024. Following the effectiveness of the Reverse Stock Split, the share counts of shares registered by the registration statement of which the Prospectus forms a part have been adjusted to reflect the Reverse Stock Split.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is July 16, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press release issued by Zapp Electric Vehicles Group Limited, dated July 15, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: July 16, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

Entry into a New Standby Equity Purchase Agreement

On July 11, 2024, Zapp Electric Vehicles Group Limited (“Zapp EV” or the “Company”) entered into a new Standby Equity Purchase Agreement (“New SEPA”) with YA II PN, LTD (the “Investor”), a Cayman Islands exempt limited partnership that is an affiliate of Yorkville Advisors Global, LP, pursuant to which the Company has the right to sell to the Investor up to $50 million (“the Commitment Amount”) of its ordinary shares, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term thereof.

Under the agreement, the Investor has agreed to advance to the Company $4.0 million in three tranches (the “Pre-Paid Advances”) in exchange for convertible promissory notes (the “Convertible Notes”). The first advance of $1.0 million was disbursed upon execution of the agreement. The second advance of $1.0 million will be disbursed within two trading days after the filing of a registration statement registering the resale of all shares issuable under the New SEPA. The balance of $2.0 million will be disbursed within two trading days after the effectiveness of such registration statement. The purchase price for the Pre-Paid Advances is 95% of the principal amount thereof. For so long as a balance remains outstanding under the Convertible Notes, the Investor in its discretion may deliver a notice under the New SEPA requiring the issuance and sale of Company shares to Investor at a purchase price equal to the Conversion Price (as defined) in effect at the time of delivery of the Investor’s notice, which shall offset such balance outstanding under the Convertible Notes (each an “Investor Advance”).

Thereafter, subject to certain conditions and limitations, the Company will have the right, but not the obligation, from time to time during the term of the New SEPA, to direct Investor to purchase specified numbers of Company shares, priced according to the New SEPA (each, an “Advance”), by delivering written notice to Investor (each an “Advance Notice”).

Other than in respect of an Investor Advance, the Company will control the timing and amount of any sales of shares under the New SEPA, however, except as set forth in the New SEPA, the Company will not be able to request Advances until the Convertible Notes have been repaid. The Company’s decision to effect Advances under the New SEPA, and the amount of aggregate net proceeds to be received, will depend on a variety of factors from time to time, which may include, among other things, market conditions, the trading price of the Company’s shares, and determinations by the Company as to the appropriate sources and uses of funding for its business and operations.

The foregoing summary of the New SEPA and the Convertible Notes is qualified in its entirety by reference to the text thereof and the associated Registration Rights Agreement executed concurrently therewith, which are furnished as Exhibit 99.1 and Exhibit 99.2 hereto, respectively, and incorporated by reference herein. The Company issued a press release on July 12, 2024 announcing the New SEPA, which is furnished as Exhibit 99.3 hereto and is incorporated herein by reference.

No Offer or Solicitation

This Current Report on Form 6-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares or other securities of the Company, nor shall there be any sale of securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include without limitation the Company’s ability to regain and maintain compliance with Nasdaq’s rules for continued listing of its shares, the concomitant risk that its shares may be delisted by Nasdaq, market and business conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statements in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Standby Equity Purchase Agreement, dated July 11, 2024, between Zapp Electric Vehicles Group Limited and YA II PN, Ltd.
99.2	Registration Rights Agreement, dated July 11, 2024, between Zapp Electric Vehicles Group Limited and YA II PN, Ltd.
99.3	Press release issued by Zapp Electric Vehicles Group Limited, dated July 12, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: July 16, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer